EXHIBIT 3.4



                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             MEDICAL NUTRITION, INC.

                  IT IS HEREBY CERTIFIED THAT:

         1.       The name of the corporation is Medical Nutrition, Inc.

         2. The certificate of incorporation was filed by the department of state on the 28th day of December 1981.

         3. The certificate of incorporation of this corporation is hereby amended to effect the following change:

                  ARTICLE FOURTH is hereby deleted, in full, and the following substituted in its place and stead:

                  FOURTH: The aggregate number of shares which the corporation shall have authority to issue is ten million (10,000,000) shares without nominal or par value. All or part of said shares may be issued by the Company from time to time, and for such consideration, as may be determined upon and fixed by the Board of Directors, as provided by law. The Board of Directors shall have the power to amend the division of shares into classes and into series within any class or classes, the determination of the relative rights, preferences and limitations of the shares of any class or series, and any or all of such divisions and determinations."

         4. The amendment to the certificate of incorporation was authorized at a meeting of shareholders held on February 14, 1986. The number of shares outstanding at the time of the adoption of this amendment was 4,421,358. The total number of shares entitled to vote thereon was 4,421,358. The number of shares voting in favor of such amendment was 4,408,858 with no shares voting against it and 4,408,858 shares outstanding.

                  IN WITNESS WHEREOF, this certificate has been subscribed this 26th day of March, 1987 by the undersigned who affirms that the statements made herein are true under the penalties of perjury.


                                       MEDICAL NUTRITION, INC.

                                       By: /s/ MYRA GANS
                                           -----------------------------------
                                           Myra Gans, Vice President

Dated: March 26, 1987